As filed with the Securities and Exchange Commission on August 6, 2001
                                                      Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 ---------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                               -------------------

                               BE AEROSPACE, INC.
             (Exact name of registrant as specified in its charter)

   Delaware                           3728                       06-1209796
(State or other           (Primary Standard Industrial        (I.R.S. Employer
jurisdiction of            Classification Code Number)       Identification No.)
incorporation or
 organization)                  BE Aerospace, Inc.
                            1400 Corporate Center Way
                            Wellington, Florida 33414
                                 (561) 791-5000
               (Address, including zip code, and telephone number,
                      including area code, of registrant's
                          principal executive offices)
                               -------------------
                               Thomas P. McCaffrey
                         Corporate Senior Vice President
                              of Administration and
                             Chief Financial Officer
                               BE Aerospace, Inc.
                            1400 Corporate Center Way
                            Wellington, Florida 33414
                                 (561) 791-5000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                               -------------------
                                 With Copies to:
                              Rohan S. Weerasinghe
                               Shearman & Sterling
                              599 Lexington Avenue
                            New York, New York 10022
                                 (212) 848-4000

     Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.
     If the securities registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


                         CALCULATION OF REGISTRATION FEE

================================================ ================ ===================== =================== =============
                                                                        Proposed
                                                                    Maximum Offering     Proposed Maximum    Amount of
            Title of each Class of                Amount to be            price              Aggregate       registration
          Securities to be Registered            registered (1)       per unit (1)      Offering Price (1)      fee
------------------------------------------------ ---------------- --------------------- ------------------- -------------
Primary Offering:
Debt securities of BE Aerospace (2)........
Preferred stock of BE Aerospace (3)........
Common stock of BE Aerospace (4)...........
------------------------------------------------ ---------------- --------------------- ------------------- -------------
Total......................................      $250,000,000             100%             $250,000,000       $62,500
------------------------------------------------ ---------------- --------------------- ------------------- -------------
                                                                                           (Footnotes on next page)

=======================================================================================================================

------------------

(1) We will determine the proposed maximum offering price per unit from time to time in connection with issuances of securities registered hereunder. The proposed maximum aggregate offering price has been estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act.

(2) There is being registered hereunder an indeterminate principal amount of debt securities of our company as may be offered or sold from time to time by us. If any debt securities are issued at an original issue discount, then the offering price shall be in such greater principal amount as shall result in an aggregate initial offering price not to exceed $250,000,000.

(3) There is being registered hereunder an indeterminate number of shares of our preferred stock as may be sold from time to time by us.

(4) There is being registered hereunder an indeterminate number of shares of our common stock as may be sold from time to time by us. This includes the associated rights to purchase our series A junior preferred stock. The rights to purchase our series A junior preferred stock initially are attached to and trade with the securities of our common stock being registered hereby.

                               -------------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A) MAY DETERMINE.

The information in this prospectus is incomplete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.



                   Subject to Completion, dated August 6, 2001

PROSPECTUS

                               BE AEROSPACE, INC.

                                 Debt Securities

                                 Preferred Stock

                                  Common Stock

                                     [LOGO]

         We may offer and sell, from time to time, in one or more offerings, up to $250,000,000 of any combination of the debt and equity securities we describe in this prospectus in connection with our acquisition of the assets, business or securities of other companies whether by purchase, merger, or any other form of business combination. You should read this prospectus for more information.

         If necessary, we will provide a prospectus supplement each time we issue securities. The prospectus supplement will provide information about the terms of that offering and also may add, update or change information contained in this prospectus. We urge you to read carefully this prospectus and the accompanying prospectus supplement before you make your investment decision.

         This prospectus also may be used for the resale of securities we issue in connection with an acquisition. You should read the information described under the headings "About This Prospectus" and "Reselling Securities" to find more information about resales of the securities.

         Our common stock trades on the Nasdaq National Market under the symbol "BEAV."

         Investing in our common stock, preferred stock or debt securities involves risks, see "Risk Factors" beginning on page 3.

                               -------------------

         Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                               -------------------

                     The date of this prospectus is , 2001

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----


ABOUT THIS PROSPECTUS..........................................................1

BE AEROSPACE, INC..............................................................2

RISK FACTORS...................................................................3

FORWARD-LOOKING STATEMENTS.....................................................8

RATIO OF EARNINGS TO FIXED CHARGES............................................10

USE OF PROCEEDS...............................................................10

RESELLING SECURITIES..........................................................11

WHERE YOU CAN FIND MORE INFORMATION...........................................13

SECURITIES WE MAY ISSUE.......................................................14

DESCRIPTION OF THE  DEBT SECURITIES...........................................18

DESCRIPTION OF THE PREFERRED STOCK............................................26

DESCRIPTION OF COMMON STOCK...................................................28

VALIDITY OF THE SECURITIES....................................................32

EXPERTS.......................................................................32

                              ---------------------

         This prospectus incorporates important business and financial information about our company that is not included in or delivered with this prospectus. This information is available without charge upon written or oral request. See the information described under the heading "Where You Can Find More Information" for the name, address, and telephone number to which you can make this request.

                              ---------------------

         In this prospectus we use the terms "BE Aerospace," "we," "us," and "our" to refer to BE Aerospace, Inc., a Delaware corporation.

                              ABOUT THIS PROSPECTUS

         This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (which we refer to as the SEC) using the SEC's shelf registration rules. Under the shelf registration rules, using this prospectus, we may sell from time to time, in one or more offerings, up to $250,000,000 of any of the securities described in this prospectus in connection with the acquisition of various businesses. We may issue the securities in connection with our acquisition of the assets, business or securities of other companies whether by purchase, merger, or any other form of business combination.

         For each acquisition, we expect to negotiate the terms with the owner or controlling persons of the assets, businesses, or securities we plan to acquire. The securities issued in each acquisition will be valued at prices which are based upon or reasonably related to market prices, or our valuation, of the same or similar securities. Such valuation may occur at the time we agree to the terms of an acquisition, the time of delivery of our securities, during periods ending at or about such times based on average market prices, or otherwise.

         We will pay all expenses of this offering. We will not pay underwriting discounts or commissions, although we may pay brokers' or finders' fees with respect to specific acquisitions and, in some cases, we may issue securities under this prospectus in full or partial payment of such fees. Any person who receives such fees may be deemed to be an "underwriter" within the meaning of the United States Securities Act of 1933, as amended (which we refer to as the Securities Act).

         With our consent, persons who have received or will receive securities under this prospectus in connection with acquisitions may use this prospectus to sell such securities at a later date. We refer to these persons in the prospectus as selling security holders. Please see the information described under the heading "Reselling Securities" to find out more information about resales of the securities by the selling security holders.

         This prospectus provides you with a general description of the securities we may sell. If necessary, each time we sell securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus, the applicable prospectus supplement and the additional information described below under "Where You Can Find More Information."

                               BE AEROSPACE, INC.


General

         We are the world's largest manufacturer of cabin interior products for commercial and general aviation aircraft and for business jets. We serve virtually all major airlines and a wide variety of general aviation customers and airframe manufacturers. We believe that we have achieved leading global market positions in each of our major product categories, which include:

         o commercial aircraft seats, including an extensive line of first class, business class, tourist class and commuter aircraft seats;

         o a full line of airline food and beverage preparation and storage equipment, including coffeemakers, water boilers, beverage containers, refrigerators, freezers, chillers and ovens;

         o both chemical and gaseous commercial aircraft oxygen delivery systems; and

         o business jet and general aviation interior products, including an extensive line of executive aircraft seats, indirect overhead lighting systems, and oxygen, safety and air valve products.

         In addition, we design, develop and manufacture a broad range of cabin interior structures such as galleys and crew rests, and provide comprehensive aircraft cabin interior reconfiguration and passenger to freighter conversion engineering services and related component kits.

                               ------------------


Principal Executive Offices

         Our principal executive offices are located at 1400 Corporate Center Way, Wellington, Florida 33414. Our telephone number at that location is (561) 791-5000. You may also obtain additional information about us from our Web site, www.beaerospace.com. Information on our Web site is not part of this prospectus.

                                  RISK FACTORS

         You should carefully consider the risks described below before making a decision to invest in our securities. Other risks facing our company or related to each offering may also be included in any accompanying prospectus supplement and we urge you to read carefully the accompanying prospectus supplement before you make your decision to invest in our securities. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also adversely affect our business and operations. If any of the matters included in the following risks were to occur, our business, financial condition, results of operations, cash flows or prospects could be materially adversely affected. In such case, you could lose all or part of your investment.

Risks Associated with our Business

We are directly dependent upon the conditions in the airline industry and a severe and prolonged downturn could negatively impact our results of operations

         Our principal customers are the world's commercial airlines. As a result, our business is directly dependent upon the conditions in the highly cyclical and competitive commercial airline industry. In the late 1980s and early 1990s, the world airline industry suffered a severe downturn, which resulted in record losses and several air carriers seeking protection under bankruptcy laws. As a consequence, during such period, airlines sought to conserve cash by reducing or deferring scheduled cabin interior refurbishment and upgrade programs and by delaying purchases of new aircraft. This led to a significant contraction in the commercial aircraft cabin interior products industry and a decline in our business and profitability. Although the world airline industry experienced a turnaround in operating results starting in the mid 1990's, since 2000, increases in fuel prices, the softening of the global economy and labor unrest have again negatively impacted airline profitability. The airline industry expects these trends to continue through at least the remainder of 2001. Should the airline industry suffer a severe and prolonged downturn which adversely affects their profitability, discretionary airline spending, including for new aircraft and cabin interior refurbishments and upgrades, would be more closely monitored or even reduced. In addition, any prolonged labor unrest experienced by any of our major customers could lead to a delay in their scheduled refurbishment and upgrade programs. Lower capital spending by the airlines or delays in scheduled programs could lead to reduced orders of our products and services and, as a result, our business and profitability could suffer. Our business and profitability have historically suffered during downturns in the airline industry.

Our substantial indebtedness could limit our ability to obtain additional financing and will require that a significant portion of our cash flow be used for debt service

         We have substantial indebtedness and, as a result, significant debt service obligations. As of May 26, 2001, we had approximately $702.0 million aggregate amount of indebtedness outstanding representing approximately 79.0% of total capitalization. We could incur substantial additional indebtedness in the future. We repaid and cancelled our bank credit facility on April 17, 2001. We intend to replace the bank credit facility as soon as reasonably practicable.

         The degree of our leverage and, as a result, significant debt service obligations, could have significant consequences to purchasers or holders of our shares of common stock, including:

         o limiting our ability to obtain additional financing to fund our growth strategy, working capital requirements, capital expenditures, acquisitions, debt service requirements or other general corporate requirements;

         o limiting our ability to use operating cash flow in other areas of our business because we must dedicate a substantial portion of those funds to fund debt service obligations;

         o increasing our vulnerability to adverse economic and industry conditions; and

         o if we are able to replace our bank credit facility, increasing our exposure to interest rate increases because borrowings under a new bank credit facility will likely be at variable interest rates.

We may not be able to generate the necessary amount of cash to service our indebtedness, which may require us to refinance our debt, obtain additional financing or sell assets

         Our ability to satisfy our debt service obligations will depend upon, among other things, our future operating performance and our ability to refinance indebtedness when necessary. Each of these factors is to a large extent dependent on economic, financial, competitive and other factors, beyond our control. If, in the future, we cannot generate sufficient cash from operations to meet our debt service obligations, we will need to refinance, obtain additional financing or sell assets. Our business may not generate cash flow, and we may not be able to obtain funding, sufficient to satisfy our debt service requirements.

We have significant financial and operating restrictions in our debt instruments that may, among other things, limit our ability to pay dividends, merge or consolidate or sell or otherwise dispose of assets

         The indentures governing our outstanding notes, including our 8% senior subordinated notes due 2008, 9 1/2% senior subordinated notes due 2008 and 87/8% senior subordinated notes due 2011, contain numerous financial and operating covenants that limit our ability to incur additional indebtedness, to create liens or other encumbrances, to make certain payments and investments, including dividend payments and to sell or otherwise dispose of assets and merge or consolidate with other entities. Agreements governing future indebtedness could also contain significant financial and operating restrictions. We expect any new credit facility to contain customary affirmative and negative covenants. A failure to comply with the obligations contained in any current or future agreements governing our indebtedness, including our indentures and any new credit facility, could result in an event of default under such agreements, which could permit acceleration of the related debt and acceleration of debt under other instruments that may contain cross-acceleration or cross-default provisions. We are not certain whether we would have, or be able to obtain, sufficient funds to make these accelerated payments.

The airline industry is heavily regulated and failure to comply with applicable laws could reduce our sales or require us to incur additional costs to achieve compliance, which could reduce our results of operations

         The Federal Aviation Administration prescribes standards and licensing requirements for aircraft components, including virtually all commercial airline and general aviation cabin interior products, and licenses component repair stations within the United States. Comparable agencies, such as the U.K. Civil Aviation Authority and the Japanese Civil Aviation Board, regulate these matters in other countries. If we fail to obtain a required license for one of our products or services or lose a license previously granted, the sale of the subject product or service would be prohibited by law until such license is obtained or renewed. In addition, designing new products to meet existing regulatory requirements and retrofitting installed products to comply with new regulatory requirements can be both expensive and time consuming.

         From time to time the FAA or comparable agencies propose new regulations or changes to existing regulations. These new changes or regulations generally cause an increase in costs of compliance. When the FAA first enacted Technical Standard Order C127, all seating companies were required to meet these new rules. Compliance with this rule required industry participants to spend millions of dollars on engineering, plant and equipment to comply with the regulation. A number of smaller seating companies decided that they did not have the resources, financial or otherwise, to comply with these rules and they either sold their businesses or ceased operations. To the extent the FAA, or comparable agencies, implement regulation changes or new regulations in the future, we may incur additional costs to achieve compliance.

The airline industry is subject to extensive health and environmental regulation, any violation of which could subject us to significant liabilities and penalties

         We are subject to extensive and changing federal, state and foreign laws and regulations establishing health and environmental quality standards, and may be subject to liability or penalties for violations of those standards. We are also subject to laws and regulations governing remediation of contamination at facilities currently or formerly owned or operated by us or to which we have sent hazardous substances or wastes for treatment, recycling or disposal. We may be subject to future liabilities or obligations as a result of new or more stringent interpretations of existing laws and regulations. In addition, we may have liabilities or obligations in the future if we discover any environmental contamination or liability relating to our operations, our facilities, or facilities we may acquire.

We compete with a number of established companies, some of which have significantly greater financial, technological and marketing resources than we do and we may not be able to compete effectively with these companies

         We compete with numerous established companies. Some of these companies, particularly in the passenger to freighter conversion business, have significantly greater financial, technological and marketing resources than we do. Our ability to be an effective competitor will depend on our ability to remain the supplier of retrofit and refurbishment products and spare parts on the commercial fleets on which our products are currently in service. It will also depend on our success in causing our products to be selected for installation in new aircraft, including next-generation aircraft, and in avoiding product obsolescence. Our ability to maintain or expand our market position in the rapidly growing passenger to freighter conversion business will depend on our success in being selected to convert specific aircraft, our ability to maintain and enhance our engineering design, our certification and program management capabilities and our ability to effectively use our recent acquisitions to manufacture a broader range of structural components, connectors and fasteners used in this business.

If we are unable to manufacture quality products and to deliver our products on time, we may be subject to increased costs or loss of customers or orders, which could reduce our results of operations

         During the latter part of fiscal 1999 and throughout fiscal 2000, we experienced significant operating inefficiencies in our seating programs which resulted in delayed deliveries to customers, increased re-work of seating products, claims for warranty, penalties, out of sequence charges, substantial increases in air freight and other expedite-related costs. In addition, as a result of our late customer deliveries, certain airlines diverted their seating programs to other manufacturers. To the extent we suffer any of these inefficiencies or shortcomings in the future we will likely experience significant increased costs and loss of customers or orders.

Our acquisition strategy may be less successful than we expect and therefore, our growth may be limited

         We intend to consider future acquisitions. We intend to consider future strategic acquisitions, some of which could be material to us and which may include companies that are substantially equivalent or larger in size compared to us. We continually explore and conduct discussions with many third parties regarding possible acquisitions. As of the date of this prospectus, we have no acquisition agreements to acquire any business or assets. Our ability to continue to achieve our goals may depend upon our ability to identify and successfully acquire attractive companies, to effectively integrate such companies, achieve cost efficiencies and to manage these businesses as part of our company.

         We will have to integrate any acquisitions into our business. The difficulties of combining the operations, technologies and personnel of companies we acquire into our company include:

         o coordinating and integrating geographically separated organizations;

         o     integrating personnel with diverse business backgrounds; and

         o integrating businesses with different processes and management information systems.

         We may not be able to effectively manage or integrate the acquired companies. Further, we may not be successful in implementing appropriate operational, financial and management systems and controls to achieve the benefits expected to result from these acquisitions. Our efforts to integrate these businesses could be affected by a number of factors beyond our control, such as regulatory developments, general economic conditions, increased competition and the loss of certain customers resulting from the acquisitions. In addition, the process of integrating these businesses could cause an interruption of, or loss of momentum in, the activities of our existing business and the loss of key personnel and customers. The diversion of management's attention and any delays or difficulties encountered in connection with the transition and integration of these businesses could negatively impact our business and results of operations if any of the above adverse effects were to occur. Further, the benefits that we anticipate from these acquisitions may not develop.

         We will have to finance any future acquisitions. Depending upon the acquisition opportunities available, we may need to raise additional funds or arrange for additional bank financing. We may seek such additional funds through public offerings or private placements of debt or equity securities or bank loans. Issuance of additional equity securities by us could result in substantial dilution to stockholders. The incurrence of additional indebtedness by us could have adverse consequences to stockholders as described above. In the absence of such financing, we might not be able to make future acquisitions in accordance with our business strategy, to absorb adverse operating results, to fund capital expenditures or to respond to changing business and economic conditions, all of which may negatively affect our business, results of operations and financial condition.

There are risks inherent in international operations that could, among other things, expose us to currency risk, foreign currency translation adjustments, additional costs or loss of sales, which could negatively affect our operating results

         Our operations are primarily in the United States, with approximately 24% of our sales during fiscal 2001 coming from our foreign operations in the United Kingdom and the Netherlands. While the majority of our operations is based domestically, each of our facilities sells to airlines all over the world. As a result, 40% or more of our consolidated sales for the past three fiscal years was to airlines located outside the United States. We have direct investments in a number of subsidiaries in foreign countries (primarily in Europe). Fluctuations in the value of foreign currencies affect the dollar value of our net investment in foreign subsidiaries, with these fluctuations being included in a separate component of stockholders' equity. Operating results of foreign subsidiaries are translated into U.S. dollars at average monthly exchange rates. At May 26, 2001, we reported a cumulative foreign currency translation loss of $25.7 million in stockholders' equity as a result of foreign currency adjustments, and we may incur additional adjustments in future periods. In addition, the U.S. dollar value of transactions based in foreign currency (collections on foreign sales or payments for foreign purchases) also fluctuates with exchange rates. If in the future a substantial majority of our sales were not denominated in the currency of the country of product origin, we could face increased currency risk. Also, changes in the value of the U.S. dollar or other currencies could result in fluctuations in foreign currency translation amounts or the U.S. dollar value of transactions and, as a result, our net earnings could be reduced. Our largest foreign currency exposure results from activity in British pounds and Dutch guilders.

         We may engage in hedging transactions in the future to manage or reduce our foreign exchange risk. However, our attempts to manage our foreign currency exchange risk may not be successful and, as a result, our net earnings could be negatively affected by any unfavorable fluctuations in foreign currency exchange rates.

         Our foreign operations could also be subject to unexpected changes in regulatory requirements, tariffs and other market barriers and political and economic instability in the countries where we operate. Due to our foreign operations we could be subject to such factors in the future and the impact of any such events that may occur in the future could subject us to additional costs or loss of sales, which could negatively affect our operating results.

Our total assets include substantial intangible assets. The write-off of a significant portion of unamortized intangible assets would negatively affect our results of operations

         Our total assets reflect substantial intangible assets. At May 26, 2001, intangibles and other assets, net, represent approximately 43.5% of total assets and 292.0% of stockholders' equity. Intangible assets consist of goodwill and other identified intangible assets associated with our acquisitions, representing the excess of cost over the fair value of the tangible assets we have acquired since 1989. We may not be able to realize the value of these assets.

         In July 2001, the Financial Accounting Standards Board issued Statement No. 141 (SFAS No. 141), "Business Combinations," and Statement No. 142 (SFAS No.
142), "Goodwill and Other Intangible Assets." SFAS No. 141 prospectively prohibits the pooling of interest method of accounting for business combinations initiated after June 30, 2001. SFAS No. 142 requires companies to cease amortizing goodwill that existed at June 30, 2001. In addition, any goodwill resulting from acquisitions completed after June 30, 2001 will not be amortized. The adoption of SFAS No. 142 will result in our discontinuation of amortization of our existing goodwill beginning on February 24th of 2002. SFAS No. 142 also establishes a new method of testing goodwill for impairment on an annual basis or on an interim basis if an event occurs or circumstances change that would reduce the fair value of a reporting unit below is carrying value. SFAS 142 also requires us to complete a transitional goodwill impairment test six months from the date of adoption. We are currently assessing but have not yet determined the impact of SFAS 142 on our financial position and results of operations. Any determination requiring the write-off of a significant portion of unamortized intangible assets would negatively affect our results of operations and total capitalization, which effect could be material. As of May 26, 2001, we have determined that no impairment existed.

Risks Associated with our Capital Stock

Provisions in our charter documents may discourage potential acquisitions of our company, even those which the holders of a majority of our common stock may favor

         Our restated certificate of incorporation and by-laws contain provisions that may have the effect of discouraging a third party from making an acquisition of us by means of a tender offer, proxy contest or otherwise. Our restated certificate of incorporation and by-laws:

         o classify the board of directors into three classes, with directors of each class serving for a staggered three-year period;

         o provide that directors may be removed only for cause and only upon the approval of the holders of at least two-thirds of the voting power of our shares entitled to vote generally in the election of such directors;

         o require at least two-thirds of the voting power of our shares entitled to vote generally in the election of directors to alter, amend or repeal the provisions relating to the classified board and removal of directors described above;

         o permit the board of directors to fill vacancies and newly created directorships on the board;

         o     restrict the ability of stockholders to call special meetings;
               and

         o     contain advance notice requirements for stockholder proposals.

Such provisions would make the removal of incumbent directors more difficult and time-consuming and may have the effect of discouraging a tender offer or other takeover attempt not previously approved by the board of directors.

         Our board of directors has declared a dividend of one preferred share purchase right for each share of common stock outstanding. A right will also be attached to each share of common stock subsequently issued. The rights will have certain anti-takeover effects. If triggered, the rights would cause substantial dilution to a person or group of persons that acquires more than 15.0% of our common stock on terms not approved by our board of directors. The rights could discourage or make more difficult a merger, tender offer or other similar transaction.

         Under our restated certificate of incorporation, our board of directors also has the authority to issue preferred stock in one or more series and to fix the powers, preferences and rights of any such series without stockholder approval. The board of directors could, therefore, issue, without stockholder approval, preferred stock with voting and other rights that could adversely affect the voting power of the holders of common stock and could make it more difficult for a third party to gain control of us. In addition, under certain circumstances, Section 203 of the Delaware General Corporation Law makes it more difficult for an "interested stockholder", or generally a 15% stockholder, to effect various business combinations with a corporation for a three-year period.

You may not receive cash dividends on our shares

         We have never paid a cash dividend and do not plan to pay cash dividends on our common stock in the foreseeable future. We intend to retain our earnings to finance the development and expansion of our business and to repay indebtedness. Also, our ability to declare and pay cash dividends on our common stock is restricted by covenants in our outstanding notes. We also intend to replace our bank credit facility with a new credit facility as soon as reasonably practicable. We expect any new credit facility to contain customary covenants, which may include covenants restricting our ability to declare and pay cash dividends.

If the price of our common stock continues to fluctuate significantly, you could lose all or a part of your investment

         The price of our common stock is subject to sudden and material increases and decreases, and decreases could adversely affect investments in our common stock. For example, since the beginning of fiscal 2001, the closing price of our common stock has ranged from a low of $5.875 to a high of $25.875. The price of our common stock could fluctuate widely in response to:

         o     our quarterly operating results;

         o     changes in earnings estimates by securities analysts;

         o     changes in our business;

         o     changes in the market's perception of our business;

         o changes in the businesses, earnings estimates or market perceptions of our competitors or customers;

         o     changes in general market or economic conditions; and

         o     changes in the legislative or regulatory environment.

In addition, the stock market has experienced extreme price and volume fluctuations in recent years that have significantly affected the quoted prices of the securities of many companies, including companies in our industry. The changes often appear to occur without regard to specific operating performance. The price of our common stock could fluctuate based upon factors that have little or nothing to do with our company and these fluctuations could materially reduce our stock price.



                           FORWARD-LOOKING STATEMENTS

         This prospectus and other materials we have filed or may file with the Securities and Exchange Commission, as well as information included in oral statements or other written statements made, or to be made, by us, contain, or will contain, disclosures which are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as "could," "may," "believe," "will," "expect," "project," "estimate," "intend," "anticipate," "plan," "continue," "predict," "expectations" or other similar words. These statements, including statements regarding our future financial performance and other projections of measures of future financial performance of our company, are based on our current plans and expectations and involve risks and uncertainties that could cause actual future events or results to be different from those described in or implied by such statements. While we believe these forward-looking statements to be reasonable, projections are necessarily speculative in nature, and it can be expected that one or more of the estimates on which the projections were based may vary significantly from actual results, which variations may be material and adverse. As a result, because these statements are based on expectations as to future performance and events and are not statements of fact, actual events or results may differ materially from those projected. Factors that might cause such a difference include those discussed in our filings with the Securities and Exchange Commission, including but not limited to our most recent proxy statement, Form 10-K, as amended, and Form 10-Q's, as amended, and under the heading "Risk Factors" in this prospectus.

We undertake no obligation to publicly update or revise any, forward-looking statements, whether as a result of new information, future events or otherwise. You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented herein. These statements should not be considered in isolation and you should make your investment decision only after carefully reading this entire prospectus, any prospectus supplement and the documents incorporated by reference.

                       RATIO OF EARNINGS TO FIXED CHARGES

         Set forth below is information concerning our ratios of earnings to fixed charges. This ratio shows the extent to which our business generates enough earnings after the payment of all expenses other than interest to make required interest payments on our debt.

         For this purpose, earnings consist of earnings before extraordinary items, income taxes and fixed charges. Fixed charges consist of interest expense, capitalized interest and amortization of deferred debt issuance costs.

                                        Three      Three
                                       Months     Months
                                        Ended      Ended                    Fiscal Year Ended
-------------------------------------------------------------------------------------------------------------------

                                      May 26,    May 24,    Feb. 24,  Feb. 26,   Feb. 27,  Feb. 28,   Feb. 22,
                                       2001       2000        2001      2000       1999      1998       1997
                                       ----       ----        ----      ----       ----      ----       ----
Ratio of earnings to fixed charges..   1.6x       1.3x        1.4x      NM(1)      NM(1)     2.5x       1.6x


----------
(1) Earnings were insufficient to cover fixed charges by approximately $83.6 million and $49.2 million for the fiscal years ended February 27, 1999 and February 26, 2000, respectively.



                                 USE OF PROCEEDS

         This prospectus relates to securities that may be offered and issued by us from time to time in connection with the acquisition of various assets, businesses or securities. Other than the assets, business, or securities acquired, there usually will be no proceeds to us from these offerings. When this prospectus is used by a selling security holder in a public reoffering or resale of securities acquired pursuant to this prospectus, we will usually not receive any proceeds from such sale by the selling security holder. However, any proceeds received by us from the offering of securities pursuant to this prospectus or upon any resale of securities acquired pursuant to this prospectus will be used for general corporate purposes.

                              RESELLING SECURITIES

         In general, the persons to whom we issue securities under this prospectus will be able to resell our securities in the public market without further registration and without being required to deliver a prospectus. However, certain persons who receive large blocks of our securities may want to resell those securities in distributions that would require the delivery of a prospectus. With our consent, this prospectus may be used by selling security holders who may wish to sell securities. As used in this prospectus, "selling security holders" may include donees and pledgees selling securities received from a named selling security holder. However, no person who receives the securities covered by this prospectus will be authorized to use this prospectus for an offer of such securities without first obtaining our consent. We may limit our consent to a specified time period and subject to certain limitations and conditions, which may vary by agreement.

         Selling security holders may agree that:

         o an offering of securities under this prospectus be effected in an orderly manner through securities dealers, acting as broker or dealer, selected by us;

         o they will enter into custody agreements with one or more banks with respect to such securities; and

         o that they make sales only by one or more of the methods described in this prospectus, as appropriately supplemented or amended when required.

         Usually, we will not receive any of the proceeds from any sale of securities offered by a selling security holder. If we do receive any proceeds, the arrangements and amount will be disclosed in the relevant prospectus supplement.

         Selling security holders may sell securities:

         o through the Nasdaq National Market or any national securities exchange on which our securities have been approved for listing in the future or otherwise;

         o     directly to purchasers in negotiated transactions;

         o by or through brokers or dealers, in ordinary brokerage transactions or transactions in which the broker solicits purchasers;

         o in block trades in which the broker or dealer will attempt to sell securities as an agent but may position and resell a portion of the block as principal;

         o in transactions in which a broker or dealer purchases as principal for resale for its own account;

         o     through underwriters or agents; or

         o     in any combination of these methods.

         Securities may be sold at a fixed offering price, which may be changed, at the prevailing market price at the time of sale, at prices related to such prevailing market price or at negotiated prices. Any brokers, dealers, underwriters or agents may arrange for others to participate in any such transaction and may receive compensation in the form of discounts, commissions or concessions from selling security holders and/or the purchasers of securities. The proceeds to a selling security holder from any sale of securities will be reduced by any compensation and of any expenses to be borne by the selling security holder.

         If required at the time a particular offer of securities is made by the Securities Act and the rules of the SEC, a supplement to this prospectus will be delivered that identifies any people reselling securities acquired under this prospectus and will provide information about them and describe any material arrangements for the distribution of securities and the terms of the offering, including the names of any underwriters, brokers, dealers or agents and any discounts, commissions or concessions and other items constituting compensation from the selling security holder.

         Selling security holders and any brokers, dealers, underwriters or agents that participate with a selling security holder in the distribution of securities may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any discounts, commissions or concessions received by any such brokers, dealers, underwriters or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         We may agree to indemnify selling security holders and/or any such brokers, dealers, underwriters or agents against certain civil liabilities, including liabilities under the Securities Act, and to reimburse them for certain expenses in connection with the offering and sale of securities.

         Selling security holders may also offer securities acquired pursuant to this prospectus under exemptions from the registration requirements of the Securities Act, including sales which meet the requirements of Rule 145(d) under the Securities Act.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file reports, proxy statements and other information with the SEC and the Nasdaq National Market. You may read and copy any reports, statements or other information we file with the SEC at its public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549, 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our filings are also available to the public on the Internet, through a database maintained by the SEC at http://www.sec.gov. In addition, you can inspect and copy our reports, proxy statements and other information at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

         We filed a registration statement on Form S-4 to register with the SEC the securities described in this prospectus. This prospectus is part of that registration statement. As permitted by SEC rules, this prospectus does not contain all the information contained in the registration statement or the exhibits to the registration statement. You may refer to the registration statement and accompanying exhibits for more information about us and our securities.

         The SEC allows us to incorporate by reference into this document the information we filed with it. This means that we can disclose important business, financial and other information to you by referring you to other documents separately filed with the SEC. All information incorporated by reference is part of this document, unless and until that information is updated and superseded by the information contained in this document or any information incorporated later.

         We incorporate by reference the documents listed below:

         1. Our annual report on Form 10-K for the fiscal year ended February 24, 2001; and

         2. Our quarterly report on Form 10-Q for the fiscal quarter ended May 26, 2001.

         You may request a copy of these filings, at no cost, by writing or telephoning our Corporate Secretary at the following address:

         BE Aerospace, Inc.
         1400 Corporate Center Way
         Wellington, Florida 33414
         (561) 791-5000

         We also incorporate by reference all future filings we make with the SEC under Sections 13(a), 13 (c), 14 or 15 (d) of the Securities and Exchange Act of 1934 on or (1) after the date of the filing of the registration statement containing this prospectus and prior to the effectiveness of such registration statement and (2) after the date of this prospectus and prior to the termination of the offering made hereby. Such documents will become a part of this prospectus from the date such documents are filed.

         Any statement contained in this prospectus or in a document incorporated by reference is modified or superseded for purposes of this prospectus to the extent that a statement contained in any future filing modifies or supersedes such statement. Any such statement so modified or superseded shall be deemed, as so modified or superseded, to constitute a part of this prospectus.

         You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer and sale is not permitted. You should assume that the information appearing in this prospectus and information incorporated by reference into this prospectus, is accurate only as of the date of the documents containing the information. Our business, financial condition, results of operation and prospects may have changed since those dates.

                             SECURITIES WE MAY ISSUE


Overview

         This prospectus describes the securities we may issue from time to time. The remainder of this section provides some background information about the manner in which the securities may be held, and is then followed by three sections that describe the terms of the three basic categories of securities we may issue:

         o     our subordinated debt securities;

         o     our preferred stock; and

         o     our common stock.


Prospectus Supplements

         This prospectus provides you with a general description of the securities we may offer. If necessary, each time we sell securities, we will provide a prospectus supplement that may contain specific information about the terms of that offering. The prospectus supplement to be attached to the front of this prospectus may describe the terms of any securities in an offering and also may add, update or change information contained in this prospectus. If the prospectus supplement adds to or changes information contained in this prospectus, the prospectus supplement should be read as superseding this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information." In addition, for more details on the terms of the securities, you should read the exhibits filed with our registration statement, of which this prospectus is a part.


Legal Ownership of Securities


         Holders of Securities

         Book-Entry Holders. We may issue securities in book-entry form only, unless we specify otherwise in the applicable prospectus supplement. If securities are issued in book-entry form, this means the securities will be represented by one or more global securities registered in the name of a financial institution that holds them as depository on behalf of other financial institutions that participate in the depository's book-entry system. These participating institutions, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

         We will only recognize the person in whose name a security is registered as the holder of that security. Consequently, for securities issued in global form, we will recognize only the depository as the holder of the securities and all payments on the securities will be made to the depository. The depository passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depository and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

         If the securities are used in book entry form, investors will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depository's book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities.

         Street Name Holders. We may terminate a global security or issue securities initially in non-global form. In these cases, investors may choose to hold their securities in their own names or in "street name." Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

         For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities and all payments on those securities will be made to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.

         Legal Holders. We, and any third parties employed by us or acting on your behalf, such as trustees, depositories and transfer agents, are obligated only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.

         For example, once we make a payment or give a notice to the legal holder, we have no further responsibility for the payment or notice even if that legal holder is required, under agreements with depository participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose (for example, to amend an indenture or to relieve ourselves of the consequences of a default or of our obligation to comply with a particular provision of the indenture), we would seek the approval only from the legal holders, and not the indirect holders, of the securities. Whether and how the legal holders contact the indirect holders is up to the legal holders.

         When we refer to you, we mean those who invest in the securities being offered by this prospectus, whether they are the legal holders or only indirect holders of those securities. When we refer to your securities, we mean the securities in which you hold a direct or indirect interest.

         Special Considerations for Indirect Holders. If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

         o     how it handles securities payments and notices;

         o     whether it imposes fees or charges;

         o how it would handle a request for the holders' consent, if ever required;

         o whether and how you can instruct it to send you securities registered in your own name so you can be a legal holder, if that is permitted in the future;

         o how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

         o if the securities are in book-entry form, how the depository's rules and procedures will affect these matters.


         Global Securities

         What is a Global Security? A global security represents one or any other number of individual securities. Generally, all securities represented by the same global securities will have the same terms. We may, however, issue a global security that represents multiple securities that have different terms and are issued at different times. We call this kind of global security a master global security.

         Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution that we select or its nominee. The financial institution that is selected for this purpose is called the depository. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depository for all securities issued in book-entry form.

         A global security may not be transferred to or registered in the name of anyone other than the depository or its nominee, unless special termination situations arise or as otherwise described in the prospectus supplement. We describe those situations below under "-- Special Situations When a Global Security Will Be Terminated." As a result of these arrangements, the depository, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depository or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.

         Special Considerations for Global Securities. As an indirect holder, an investor's rights relating to a global security will be governed by the account rules of the investor's financial institution and of the depository, as well as general laws relating to securities transfers. We do not recognize this type of investor as a holder of securities and instead will deal only with the depository that holds the global security.

         If securities are issued only in the form of a global security, an investor should be aware of the following:

         o An investor cannot cause the securities to be registered in his or her name, and cannot obtain physical certificates for his or her interest in the securities, except in the special situations we describe below.

         o An investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe under "-- Holders of Securities" above.

         o An investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form.

         o An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective.

         o The depository's policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor's interest in a global security. Neither we nor any third parties employed by us or acting on your behalf, such as trustees and transfer agents, have any responsibility for any aspect of the depository's actions or for its records of ownership interests in a global security. We and the trustee do not supervise the depository in any way.

         o DTC requires that those who purchase and sell interests in a global security within its book-entry system use immediately available funds and your broker or bank may require you to do so as well.

         o Financial institutions that participate in the depository's book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the security. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

         Special Situations When a Global Security Will Be Terminated. In a few special situations described below, a global security will be terminated and interests in it will be exchanged for certificates in non-global form representing the securities it represented. After that exchange, the choice of whether to hold the securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in a global security transferred on termination to their own names, so that they will be holders. We have described the rights of holders and street name investors above under "-- Legal Ownership of Securities -- Holders of Securities."

         The special situations for termination of a global security are as follows:

         o if the depository notifies us that it is unwilling, unable or no longer qualified to continue as depository for that global security and we do not appoint another institution to act as depository within a specified time period;

         o     if we elect to terminate that global security; or

         o if an event of default has occurred with regard to securities represented by that global security and it has not been cured or waived.

         The prospectus supplement may also list additional situations for terminating a global security that would apply to a particular series of securities covered by the prospectus supplement. If a global security is terminated, only the depository is responsible for deciding the names of the institutions in whose names the securities represented by the global security will be registered and, therefore, who will be the holders of those securities.

                       DESCRIPTION OF THE DEBT SECURITIES


General

         This section describes the general terms and provisions of the debt securities that we may offer by this prospectus. The applicable prospectus supplement will describe the specific terms of the debt securities then offered, and the terms and provisions described in this section will apply only to the extent not superseded by the terms of the applicable prospectus supplement.

         We may issue debt securities from time to time and offer our debt securities on terms determined by market conditions at the time of their sale. We may issue debt securities in one or more series with the same or various maturities, at par, at a premium, or at a discount. Any debt securities bearing no interest or interest at a rate which at the time of issuance is below market rates will be sold at a discount, which may be substantial, from their stated principal amount. We will describe the material federal income tax consequences and other special considerations applicable to any substantially discounted debt securities in a related prospectus supplement.

         You should refer to the prospectus supplement for the specific terms of any debt securities being offered, including:

         o the designation, aggregate principal amount and authorized denominations of the debt securities;

         o the percentage of the principal amount at which we will issue the debt securities;

         o     the date or dates on which the debt securities will mature;

         o the annual interest rate or rates of the debt securities, or the method of determining the rate or rates;

         o the date or dates on which any interest will be payable, the date or dates on which payment of any interest will commence and the regular record dates for the interest payment dates;

         o the terms of any mandatory or optional redemption, including any provisions for any sinking, purchase or other similar funds, or repayment options;

         o the currency, currencies or currency units for which the debt securities may be purchased and in which the principal, any premium and any interest may be payable;

         o if the currency, currencies or currency units for which the debt securities may be purchased or in which the principal, any premium and any interest may be payable is at our election or the purchaser's election, the manner in which the election may be made;

         o if the amount of payments on the debt securities is determined by an index based on one or more currencies or currency units, or changes in the price of one or more securities or commodities, the manner in which the amounts may be determined;

         o the extent to which any of the debt securities will be issuable in temporary or permanent global form, and the manner in which any interest payable on a temporary or permanent global security will be paid;

         o     information with respect to book-entry procedures, if any;

         o a discussion of any material federal income tax and other special considerations, procedures and limitations relating to the debt securities; and

         o any other specific terms of the debt securities not inconsistent with the applicable debt indenture.

         If we sell any of the debt securities for one or more foreign currencies or foreign currency units or if the principal of, premium, if any, or interest on any series of debt securities will be payable in one or more foreign currencies or foreign currency units, it will describe the restrictions, elections, any material federal income tax consequences, specific terms and other information with respect to the issue of debt securities and the currencies or currency units in the related prospectus supplement.

         Unless specified otherwise in a prospectus supplement, the principal of, premium on, and interest on the debt securities will be payable, and the debt securities will be transferable, at the corporate trust office of the debt trustee in New York, New York. However, we may make payment of interest, at our option, by check mailed on or before the payment date to the address of the person entitled to the interest payment or by transfer to an account held by the payee as it appears on the registry books of the debt trustee, BE Aerospace or our agents.

         Unless specified otherwise in a prospectus supplement, we will issue the debt securities in registered form and in denominations of $1,000 and any integral multiple of $1,000. Bearer securities, other than those issued in global form, will be issued in denominations of $5,000. No service charge will be made for any transfer or exchange of any debt securities, but we may, except in specific cases not involving any transfer, require payment of a sufficient amount to cover any tax or other governmental charge payable in connection with the transfer or exchange.


Ranking

         The debt securities will be unsecured subordinated obligations of BE Aerospace. The payment of the principal of, premium, if any, interest on and all other amounts owing in respect of, the debt securities will be subordinated in right of payment, as set forth in the debt indenture, and any related debt indenture supplement, to the prior payment in full in cash or cash equivalents of all Senior Indebtedness (as defined below).

         Senior Indebtedness means the principal of, premium, if any, and interest on (including interest accruing after the filing of a petition by or against BE Aerospace under any bankruptcy laws) and all other amounts due on or in connection with any Indebtedness of BE Aerospace, whether outstanding on the date of the debt indenture or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the debt securities ("Senior Indebtedness").

         The debt securities will be effectively subordinated to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness. In addition, to the extent the debt securities are not guaranteed by our subsidiaries, our rights and the rights of our creditors, including holders of debt securities, to participate in any distribution of assets of any of our subsidiaries upon its liquidation or reorganization or otherwise are subject to the prior claims of creditors of the subsidiary, except to the extent that our claims as a creditor of the subsidiary may be recognized. The debt indenture may not limit the amount of debt that we or our subsidiaries can incur.


Further Issues

         Not all debt securities of any one series need be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders, for issuances of additional debt securities of such series.


Payment and Paying Agents

         Payments of principal of, any premium on, and any interest on individual debt securities represented by a global security registered in the name of a depository or its nominee will be made to the depository or its nominee as the registered owner of the global security representing the debt securities. Neither BE Aerospace, the debt trustee, any paying agent, nor the security registrar for the debt securities will have any responsibility or liability for the records relating to or payments made on account of beneficial ownership interests of the global security for the debt securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

         We expect that the depository for a series of debt securities or its nominee, upon receipt of any payment of principal, premium or interest in respect of a permanent global security representing any of the debt securities, will immediately credit participants' accounts with payments in amounts proportionate to their beneficial interests in the principal amount of the global security for the debt securities as shown on the records of the depository or its nominee. We also expect that payments by participants to owners of beneficial interests in the global security held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." The payments will be the responsibility of those participants.


Merger, Consolidation or Sale of Assets

         We shall not consolidate with or merge with or into any other person or sell, transfer or lease all or substantially all of its assets to any person, unless:

         o either BE Aerospace shall be the continuing corporation, or the surviving corporation (if other than BE Aerospace) formed by such consolidation or into which BE Aerospace is merged or the person which acquires by sale, transfer or lease of all or substantially all of BE Aerospace's assets shall (1) be organized under the laws of the United States of America, any state thereof or the District of Columbia and (2) expressly assume, by a supplemental debt indenture, executed and delivered to the debt trustee, in form satisfactory to the debt trustee, all of the obligations of BE Aerospace under the debt indenture and on all the securities;

         o before and immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

         o BE Aerospace and the successor person have delivered to the debt trustee an officers' certificate and an opinion of counsel each stating that such consolidation, merger, conveyance or transfer and such supplemental debt indenture comply with this provision and that all conditions precedent for such transaction have been complied with.


Defaults and Remedies

         Holders of debt securities will have specified rights if an Event of Default (as defined below) occurs in respect of the debt securities of that series, as described below.

         The term "Event of Default" in respect of the debt securities of a particular series means any of the following:

         o we do not pay interest on a debt security of such series within 30 days of its due date;

         o we do not pay the principal of or any premium on a debt security of such series when due and payable, at its maturity, or upon its acceleration or redemption;

         o we remain in breach of a covenant or warranty in respect of the debt indenture for 30 days after we receive a written notice of default; the notice must be sent by either the debt trustee or holders of at least 25% in principal amount of a series of outstanding debt securities;

         o default or defaults under one or more mortgages, bonds, debentures or other evidences of Indebtedness under which we then have outstanding Indebtedness in excess of $5 million, individually or in the aggregate, and either (a) such Indebtedness is already due and payable in full or (b) such default or defaults have resulted in the acceleration of the maturity of such Indebtedness;

         o we file for bankruptcy, or other events of bankruptcy specified in the applicable debt indenture, insolvency or reorganization occur; or

         o such other Events of Default as may be described in a prospectus supplement relating to a particular series of debt securities.

         If an Event of Default has occurred, the debt trustee or the holders of at least 25% in principal amount of the debt securities of the affected series may declare the entire unpaid principal amount (and premium, if any) of, and all the accrued interest on, the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. There is no action on the part of the debt trustee or any holder of debt securities required for such declaration if the Event of Default is a bankruptcy, insolvency or reorganization. Holders of a majority in principal amount of the debt securities of a series may also waive certain past defaults under the debt indenture on behalf of all of the holders of such series of debt securities. A declaration of acceleration of maturity may be canceled, under specified circumstances, by the holders of at least a majority in principal amount of a series of debt securities and the debt trustee.

         Except in cases of default, where the debt trustee has special duties, a debt trustee is not required to take any action under the debt indenture at the request of holders unless the holders offer the debt trustee reasonable protection from expenses and liability satisfactory to the debt trustee. If a reasonable indemnity is provided, the holders of a majority in principal amount of a series of debt securities may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the debt trustee. The debt trustee may refuse to follow those directions in certain circumstances specified in the applicable debt indenture. No delay or omission in exercising any right or remedy will be treated as a waiver of the right, remedy or Event of Default.

         Before holders are allowed to bypass the debt trustee and bring a lawsuit or other formal legal action or take other steps to enforce their rights or protect their interests relating to the debt securities, the following must occur:

         o holders of at least 25% in principal amount of the outstanding debt securities of a series must make a written request that the debt trustee take action and must offer the debt trustee reasonable indemnity against the cost and other liabilities of taking that action;

         o the debt trustee must have failed to take action for 15 days after receipt of the notice and offer of indemnity; and

         o holders of a majority in principal amount of the debt securities of a series must not have given the debt trustee a direction inconsistent with the above notice for a period of 15 days after the debt trustee has received the notice.


Modification of the Debt Indenture

         The debt indenture provides that we and the debt trustee may, without the consent of any holders of debt securities, enter into supplemental debt indentures for the purposes, among other things, of:

         o     adding to BE Aerospace's covenants;

         o     adding additional events of default;

         o changing or eliminating any provisions of the debt indenture so long as there are no holders entitled to the benefit of the provisions;

         o     establishing the form or terms of any series of debt securities;
               or

         o curing ambiguities, defects or inconsistencies in the debt indenture or making any other provisions with respect to matters or questions arising under the debt indenture.

         With specific exceptions, the debt indenture or the rights of the holders of the debt securities may be modified by us and the debt trustee with the consent of the holders of a majority in aggregate principal amount of the debt securities of each series affected by the modification then outstanding, but no modification may be made without the consent of the holders of each outstanding debt security affected which would:

         o change the maturity of any payment of principal of, or any premium on, or any installment of interest on any debt security;

         o change the terms of any sinking fund with respect to any debt security;

         o reduce the principal amount of, or the interest or any premium on, any debt security upon redemption or repayment at the option of the holder;

         o     change any obligation of BE Aerospace to pay additional amounts;

         o change any place of payment where, or the currency in which, any debt security or any premium or interest is payable;

         o impair the right to sue for the enforcement of any payment on or with respect to any debt security; or

         o reduce the percentage in principal amount of outstanding debt securities of any series required to consent to any supplemental debt indenture, any waiver of compliance with provisions of a debt indenture or specific defaults and their consequences provided for in the debt indenture, or otherwise modify the sections in the debt indenture relating to these consents.


Defeasance or Covenant Defeasance of Debt Indenture

         We may, at our option and at any time, terminate our obligations and those of any of our subsidiaries with respect to any debt securities ("defeasance"). Such defeasance means that we shall be deemed to have paid and discharged the entire Indebtedness represented by a series of outstanding debt securities, except for (i) the rights of holders of outstanding debt securities to receive payment in respect of the principal of, premium, if any, and interest on such debt securities when such payments are due, (ii) our obligations to issue temporary debt securities, register the transfer or exchange of any debt securities, replace mutilated, destroyed, lost or stolen debt securities and maintain an office or agency for payments in respect of the debt securities,
(iii) the rights, powers, trusts, duties and immunities of the trustee, and (iv) the defeasance provisions of the debt indenture. In addition, we may, at our option and at any time, elect to terminate our obligations and the obligations of any of our subsidiaries with respect to certain covenants that are set forth in the debt indenture or any supplement thereto and any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the debt securities ("covenant defeasance"). Any new bank credit agreement may permit us to exercise defeasance or covenant defeasance only with the consent of the banks who are lenders under any then existing bank credit agreement.

         In order to exercise either defeasance or covenant defeasance, (i) we must irrevocably deposit with the debt trustee, in trust, for the benefit of the holders of the debt securities, cash in United States dollars, U.S. Government Obligations (as defined in the debt indenture and which will be described in an accompanying prospectus supplement), or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding debt securities to redemption or maturity; (ii) we shall have delivered to the debt trustee an opinion of counsel to the effect that the holders of the outstanding debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred (in the case of defeasance, such opinion must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax laws);
(iii) no Default or Event of Default shall have occurred and be continuing on the date of such deposit; (iv) such defeasance or covenant defeasance shall not cause the trustee to have a conflicting interest with respect to any securities of BE

Aerospace or any of its subsidiaries; (v) such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument to which we or any of our subsidiaries is a party or by which it is bound; (vi) we shall have delivered to the debt trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and (vii) we shall have delivered to the debt trustee an officers' certificate and an opinion of counsel satisfactory to the debt trustee, which, taken together, state that all conditions precedent under the debt indenture to either defeasance or covenant defeasance, as the case may be, have been complied with.


Satisfaction and Discharge

         The debt indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the debt securities, as expressly provided for in the debt indenture) as to all outstanding debt securities when (i) either (a) all the debt securities theretofore authenticated and delivered (except lost, stolen or destroyed debt securities which have been replaced or paid and debt securities for whose payment money has theretofore been deposited in trust or segregated and held in trust by us and thereafter repaid to us or discharged from such trust) have been delivered to the debt trustee for cancellation or (b) all debt securities not theretofore delivered to the debt trustee for cancellation have become due and payable, will become due and payable at their maturity within one year or are to be called for redemption within one year under arrangements satisfactory to the debt trustee and we or any of our subsidiaries have irrevocably deposited or caused to be deposited with the debt trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the debt securities not theretofore delivered to the debt trustee for cancellation, for principal of, premium, if any, and interest on the debt securities to the date of deposit together with irrevocable instructions from us directing the debt trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; (ii) we have paid all other sums payable under the debt indenture by us; and (iii) we have delivered to the debt trustee an officers' certificate and an opinion of counsel satisfactory to the debt trustee, which, taken together, state that all conditions precedent under the debt indenture relating to the satisfaction and discharge of the debt indenture have been complied with.


Notices

         Notices to holders of debt securities will be given by mail to the addresses of such holders as they appear in the security register.


Replacement of Debt Securities

         We will replace any mutilated debt security at the expense of the holders upon surrender to the trustee. We will replace debt securities that become destroyed, lost or stolen at the expense of the holder upon delivery to the trustee of satisfactory evidence of the destruction, loss or theft thereof. In the event of a destroyed, lost or stolen debt security, an indemnity or security satisfactory to us and the debt trustee may be required at the expense of the holder of the debt security before a replacement debt security will be issued.


This Section Is Only a Summary

         The debt indenture and its associated documents, including your debt security, contain the full legal text of the matters described in this section and the accompanying prospectus supplement. We have filed a copy of a form of subordinated debt indenture with the SEC as an exhibit to our registration statement. See "Where You Can Find More Information" above for information on how to obtain a copy.

         This section and your prospectus supplement summarize all the material terms of the debt indenture, your related debt indenture supplement, and your debt security. They do not, however, describe every aspect of the debt indenture and your debt security. For example, in this section and the prospectus supplement, we use terms that have been given special meaning in the debt indenture, but we describe the meaning for only the more important of those terms.

Governing Law

         The debt indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.


Concerning the Debt Trustees

         We will identify the debt trustee in the relevant prospectus supplement. In specific instances, we or the holders of a majority of the then outstanding principal amount of the debt securities issued under a debt indenture may remove the debt trustee and appoint a successor trustee. The debt trustee may become the owner or pledgee of any of the debt securities with the same rights, subject to conflict of interest restrictions, it would have if it were not the debt trustee. The debt trustee and any successor trustee must be eligible to act as trustee under the Section 310(a) (1) of the Trust Indenture Act of 1939 and shall have a combined capital and surplus of at least $50,000,000 and be subject to examination by federal or state authority. Subject to applicable law relating to conflicts of interest, the debt trustee may also serve as trustee under other indentures relating to securities issued by BE Aerospace or its affiliated companies and may engage in commercial transactions with BE Aerospace and its affiliated companies. The initial debt trustee under the debt indenture is The Bank of New York.


Certain Definitions

         The following definitions are applicable to the debt indenture:

         "Capitalized Lease Obligation" means any obligation under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed) that is required to be classified and accounted for as a capital lease obligation under GAAP, and, for the purpose of the debt indenture, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with GAAP.

         "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

         "GAAP" means generally accepted accounting principles, consistently applied, that are set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States of America, which are applicable as of the date such debt securities are issued.

         "guarantee" means, as applied to any obligation, (i) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (ii) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of nonperformance) of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts drawn down by letters of credit.

         "Indebtedness" means, with respect to any person, without duplication,
(a) all liabilities of such person for borrowed money or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities incurred in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of such person in connection with any letters of credit, bankers' acceptance or other similar credit transaction and in connection with any agreement to purchase, redeem, exchange, convert or otherwise acquire for value any capital stock of such person, or any warrants, rights or options to acquire such capital stock, now or hereafter outstanding, if, and to the extent, any of the foregoing would appear as a liability upon a balance sheet of such person prepared in accordance with GAAP, (b) all obligations of such person evidenced by bonds, debt securities, debentures or other similar instruments, if, and to the extent, any of the foregoing would appear as a liability upon a balance sheet of such person prepared in accordance with GAAP, (c) all indebtedness of such person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable arising in the ordinary course of business, (d) all capitalized lease obligations of such person, (e) all Indebtedness referred to in the preceding clauses of other persons and all dividends of other persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon property (including, without limitation, accounts and contract rights) owned by such person, even though such person has not assumed or become liable for the payment of such Indebtedness (the amount of such obligation being deemed to be the lesser of the value of such property or asset or the amount of the obligation so secured), (f) all guarantees by such person of Indebtedness referred to in this definition, (g) all Redeemable Capital Stock of such person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued dividends, (h) all obligations of such person under or in respect of currency exchange contracts and Interest Rate Protection Obligations and (i) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of such person of the types referred to in clauses (a) through (h) above. For purposes hereof, the "maximum fixed repurchase price" of any Redeemable Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the debt indenture, and if such price is based upon, or measured by, the fair market value of such Redeemable Capital Stock, such fair market value shall be determined in good faith by the board of directors of the issuer of such Redeemable Capital Stock.

         "Interest Rate Protection Obligations" means the obligations of any person pursuant to any arrangement with any other person whereby, directly or indirectly, such person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

         "Lien" means any mortgage, charge, pledge, lien (statutory or other), security interest, hypothecation, assignment for security, claim, or preference or priority or other encumbrance upon or with respect to any property of any kind. A person shall be deemed to own subject to a Lien any property which such person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

          "Redeemable Capital Stock" means any class or series of capital stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise, is, or upon the happening of an event or passage of time would be, required to be redeemed prior to the final stated maturity of the debt securities or is redeemable at the option of the holder thereof at any time prior to such final stated maturity, or is convertible into or exchangeable for debt securities at any time prior to such final stated maturity.

                       DESCRIPTION OF THE PREFERRED STOCK

         This section describes the general terms and provisions of the preferred stock that we may offer by this prospectus. The applicable prospectus supplement will describe the specific terms of the series of preferred stock then offered, and the terms and provisions described in this section will apply only to the extent not superseded by the terms of the applicable prospectus supplement.

         This section is only a summary of the preferred stock that we may offer. We urge you to read carefully our certificate of incorporation and the certificate of designation we will file in relation to an issue of any particular series of preferred stock before you buy any preferred stock.


Book-Entry Securities

         The preferred stock may be issued in whole or in part in the form of one or more global securities. See "Securities We May Issue" for additional information about your limited rights as the beneficial owner of a global security.


Our Series of Preferred Stock

         Our certificate of incorporation permits us to issue, without prior permission from our stockholders, up to 1,000,000 shares of preferred stock, $0.01 par value. As of August 1, 2001, no shares of our preferred stock are outstanding.


Terms of Preferred Stock

         Our board of directors may, from time to time, without further action of the stockholders, issue undesignated preferred stock in one or more classes or series. Any undesignated preferred stock issued by us may:

         o rank prior to our common stock as to dividend rights, liquidation preference or both;

         o     have full or limited voting rights; and

         o     be convertible into shares of common stock or other securities.

         The powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions, including dividend rights, voting rights, conversion rights, terms of redemption and liquidation preferences, of the preferred stock of each series will be fixed or designated by our board of directors pursuant to a certificate of designation. We will describe in the applicable prospectus supplement the specific terms of a particular series of preferred stock, which may include the following:

         o     the maximum number of shares in the series;

         o     the designation of the series;

         o     the terms of any voting rights of the series;

         o the dividend rate, if any, on the shares of such series, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any other class or classes or on any other series of capital stock, and whether such dividends shall be cumulative or non-cumulative;

         o whether the shares of such series shall be redeemable by us and, if so, the times, prices and other terms and conditions of such redemption;

         o the rights of the holders of shares of such series upon the liquidation, dissolution or winding up of our company;

         o whether or not the shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or to other corporate purposes and the terms and provisions relative to the operation thereof;

         o whether or not the shares of such series shall be convertible into, or exchangeable for, (a) our debt securities, (b) shares of any other class or classes of stock of our company, or of any other series of the same or different class of stock, or (c) shares of any class or series of stock of any other corporation, and if so convertible or exchangeable, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same;

         o the limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends or making of other distributions on, and upon the purchase, redemption or other acquisition by our company of, our common stock, or any other class or classes of stock of our company ranking junior to the shares of such series either as to dividends or upon liquidation;

         o the conditions or restrictions, if any, upon the creation of indebtedness of our company or upon the issue of any additional stock, including shares of such series or of any other series or of any other class, ranking on a parity with or prior to the shares of such series as to dividends or distribution of assets on liquidation, dissolution or winding up;

         o any other preference or provision and relative, participating, optional or other special rights or qualifications, limitations or restrictions thereof; and

         o our ability to modify the rights of holders otherwise than by a vote of a majority or more of the series outstanding.

         The preferred stock will, when issued, be fully paid and nonassessable. We will select the transfer agent, registrar and dividend disbursement agent for a series of preferred stock and will describe its selection in the applicable prospectus supplement. The registrar for shares of preferred stock will send notices to stockholders of any meetings at which holders of the preferred stock have the right to elect directors of our company or to vote on any other matter of our company.

                           DESCRIPTION OF COMMON STOCK

         This section describes the general terms and provisions of the common stock that we may offer by this prospectus. If necessary, the applicable prospectus supplement will describe the specific terms of the common stock then offered, and the terms and provisions described in this section will apply only to the extent not superseded by the terms of the applicable prospectus supplement.

         This section is only a summary of the common stock that we may offer. We urge you to read carefully our certificate of incorporation before you buy any common stock.

         Our authorized common stock consists of 50,000,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share. As of August 2, 2001, there were 32,187,244 shares of common stock outstanding held of record by approximately 766 stockholders. The following description of our common stock and provisions of our certificate of incorporation and bylaws are only summaries and we encourage you to review complete copies of our certificate of incorporation and bylaws, which we have previously filed with the SEC.


Common Stock

         Holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders and to receive such dividends as may be declared by the board of directors out of funds legally available to pay dividends. Our current debt instruments, including the indentures relating to our 8 7/8% senior subordinated notes, 8% senior subordinated notes and 9 1/2% senior subordinated notes, restrict, and our future debt instruments may restrict, dividend payments by us to our stockholders. In the event of a liquidation, dissolution or winding up of our company, holders of our common stock have the right to a ratable portion of the assets remaining after payment of liabilities. Holders of common stock do not have cumulative voting, preemptive, redemption or conversion rights. All outstanding shares of our common stock are, and the securities to be sold in this offering will be, fully paid and non-assessable.


Directors' Exculpation and Indemnification

         Our restated certificate provides that none of our directors shall be liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent otherwise required by the Delaware General Corporation Law, or the DGCL. The effect of this provision is to eliminate our rights, and our stockholders' rights, to recover monetary damages against a director for breach of a director's fiduciary duty of care as a director. This provision does not limit or eliminate our right, or the right of any stockholder, to seek non-monetary relief, such as an injunction or rescission in the event of a breach of a director's duty of care. In addition, the restated certificate provides that, if the DGCL is amended to authorize the further elimination or limitation of the liability of a director, then the liability of the directors shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. These provisions will not alter the liability of directors under federal or state securities laws. The restated certificate also includes provisions for the indemnification of our directors and officers to the fullest extent permitted by Section 145 of the DGCL.


Election and Removal of Directors

         The restated certificate classifies our board of directors into three classes, as nearly equal in number as possible, so that each director will serve for three years, with one class of directors being elected each year. The restated certificate also provides that directors may be removed for cause only with the approval of the holders of at least two-thirds of the voting power of our securities entitled to vote generally in the election of directors at an annual meeting or special meeting called for such purpose. In addition, the restated certificate requires at least two-thirds of the voting power of our securities entitled to vote generally in the election of directors at an annual meeting or special meeting called for such purpose to alter, amend or repeal the provisions relating to the classified board and removal of directors described above.

         We believe that the provisions described in the preceding paragraph, taken together, reduce the possibility that a third party could effect a change in the composition of our board of directors without the support of the incumbent board. The provisions may have significant effects on the ability of our stockholders to change the composition of the incumbent board, to benefit from transactions which are opposed by the incumbent board, to assume control of us or effect a fundamental corporate transaction such as a merger. Nevertheless, although we have not experienced any problems in the past with the continuity or stability of the board, management believes that the provisions help assure the continuity and stability of our policies in the future, since the majority of the directors at any time will have prior experience as directors.


Section 203 of the Delaware General Corporation Law

         We are subject to the provisions of Section 203 of the DGCL. That section provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or affiliate, or associate of such person, who is an "interested stockholder" for a period of three years from the date that such person became an interested stockholder unless: (i) the transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder, (ii) the interested stockholder acquires 85% or more of the outstanding voting stock of the corporation in the same transaction that makes it an interested stockholder (excluding securities owned by persons who are both officers and directors of the corporation, and securities held by certain employee stock ownership plans); or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66?% of the corporation's outstanding voting stock at an annual or special meeting, excluding securities owned by the interested stockholder. An "interested stockholder" is defined as any person that is (i) the owner of 15% or more of the outstanding voting stock of the corporation or (ii) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.


Rights Agreement

         On November 12, 1998, our board of directors declared a distribution of one right for each outstanding share of common stock to stockholders of record at the close of business on November 23, 1998 and for each share of common stock issued (including securities distributed from treasury stock) by us thereafter and prior to the distribution date, which will occur on the date described below. Each right entitles the registered holder, subject to the terms of the rights agreement dated as of November 12, 1998, to purchase from us one one-thousandth of a share, or a unit, of series A junior preferred stock, par value $0.01 per share, at a purchase price of $100.00 per unit, subject to adjustment.

         Initially, the rights will attach to all certificates representing shares of outstanding common stock, and no separate rights certificates will be distributed. The rights will separate from the common stock and the distribution date will occur upon the earlier of (i) 10 days following a public announcement (the date of such announcement being the "stock acquisition date") that a person or group of affiliated or associated persons, other than us, any subsidiaries or any of our or our subsidiaries' employee benefit plans (an "acquiring person") has acquired, obtained the right to acquire, or otherwise obtained beneficial ownership of 15% or more of the then outstanding shares of common stock, and
(ii) 10 days following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 15% or more of the then outstanding shares of common stock. Until the distribution date, (i) the rights will be evidenced by common stock certificates and will be transferred with and only with such common stock certificates, (ii) new common stock certificates issued after November 23, 1998 (also including securities distributed from treasury stock) will contain a notation incorporating the rights agreement by reference and (iii) the surrender for transfer of any certificates representing outstanding common stock will also constitute the transfer of the rights associated with the common stock represented by such certificates.

         The rights are not exercisable until the distribution date and will expire at the close of business on the tenth anniversary of the rights agreement unless earlier redeemed by us.

         As soon as practicable after the distribution date, rights certificates will be mailed to holders of record of common stock as of the close of business on the distribution date and, thereafter, the separate rights certificates alone will represent the rights.

         In the event that (i) we are the surviving corporation in a merger with an acquiring person and shares of our common stock shall remain outstanding,
(ii) a person becomes the beneficial owner of 15% or more of the then outstanding shares of our common stock, (iii) an acquiring person engages in one or more "self-dealing" transactions as set forth in the rights agreement, or
(iv) during such time as there is an acquiring person, an event occurs which results in such acquiring person's ownership interest being increased by more than 1% (e.g., by means of a reverse stock split or recapitalization), then, in each such case, each holder of a right will thereafter have the right to receive, upon exercise, units of series A junior preferred stock (or, in certain circumstances, common stock, cash, property or other of our securities) having a value equal to two times the exercise price of the right. The exercise price is the purchase price multiplied by the number of units of series A junior preferred stock issuable upon exercise of a right prior to the events described in this paragraph. Notwithstanding any of the foregoing, following the occurrence of any of the events set forth in this paragraph, all rights that are, or (under certain circumstances specified in the rights agreement) were, beneficially owned by any acquiring person will be null and void.

         In the event that, at any time following the stock acquisition date,
(i) we are acquired in a merger or other business combination transaction and we are not the surviving corporation (other than a merger described in the preceding paragraph), (ii) any person consolidates or merges with us and all or part of our common stock is converted or exchanged for securities, cash or property of any other person or (iii) 50% or more of our assets or earning power is sold or transferred, each holder of a right (except rights which previously have been voided as described above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring person having a value equal to two times the exercise price of the right.

         The purchase price payable, and the number of units of series A junior preferred stock issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the series A junior preferred stock, (ii) if holders of the series A junior preferred stock are granted certain rights or warrants to subscribe for series A junior preferred stock or convertible securities at less than the current market price of the series A junior preferred stock, or (iii) upon the distribution to the holders of the series A junior preferred stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

         With certain exceptions, no adjustment in the purchase price will be required until cumulative adjustments amount to at least 1% of the purchase price. We are not required to issue fractional units. In lieu thereof, an adjustment in cash may be made based on the market price of the series A junior preferred stock prior to the date of exercise.

         At any time until ten days following the stock acquisition date, a majority of the board of directors may redeem the rights in whole, but not in part, at the redemption price of $0.01 per right, payable, at the election of such majority of the board of directors, in cash or securities of our common stock. Immediately upon the action of a majority of the board of directors ordering the redemption of the rights, the rights will terminate and the only right of the holders of rights will be to receive the redemption price.

         Until a right is exercised, the holder thereof, as such, will have no rights as a stockholder of our company, including, without limitation, the right to vote or to receive dividends. While the distribution of the rights will not be taxable to stockholders or to us, stockholders may, depending upon the circumstances, recognize taxable income in the event that the rights become exercisable for units of series A junior preferred stock, or other consideration.

         Any of the provisions of the rights agreement may be amended at any time prior to the distribution date. After the distribution date, the provisions of the rights agreement may be amended in order to cure any ambiguity, defect or inconsistency, to make changes which do not adversely affect the interests of holders of rights, excluding the interests of any acquiring person, or to shorten or lengthen any time period under the rights agreement; provided, however, that no amendment to adjust the time period governing redemption shall be made at such time as the rights are not redeemable.

         The units of series A junior preferred stock that may be acquired upon exercise of the rights will be nonredeemable and subordinate to any other securities of preferred stock that may be issued by us.

         Each unit of series A junior preferred stock will have a minimum preferential quarterly dividend rate of $0.01 per unit but will, in any event, be entitled to a dividend equal to the per share dividend declared on our common stock.

         In the event of liquidation, the holder of a unit of series A junior preferred stock will receive a series A junior preferred liquidation payment equal to the greater of $0.01 per unit and the per share amount paid in respect of a share of our common stock.

         Each unit of series A junior preferred stock will have one vote, voting together with the common stock. The holders of units of series A junior preferred stock, voting as a separate class, shall be entitled to elect two directors if dividends on the preferred stock are in arrears for six fiscal quarters.

         In the event of any merger, consolidation or other transaction in which securities of our common stock are exchanged, each unit of series A junior preferred stock will be entitled to receive the per share amount paid in respect of each share of common stock.

         The rights of holders of the series A junior preferred stock to dividends, liquidation and voting, and in the event of mergers and consolidations, are protected by customary antidilution provisions.

         Because of the nature of the series A junior preferred stock's dividend, liquidation and voting rights, the economic value of one unit of series A junior preferred stock that may be acquired upon the exercise of each right should approximate the economic value of one share of our common stock.

Transfer Agent and Registrar

         The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company of Brooklyn, New York.

                           VALIDITY OF THE SECURITIES

         The validity of any securities issued hereunder will be passed upon for our company by Shearman & Sterling, New York, New York.


                                     EXPERTS

         The consolidated financial statements and the related consolidated financial statement schedule incorporated in this prospectus by reference from BE Aerospace's Annual Report on Form 10-K for the year ended February 24, 2001 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 20.  Indemnification of Directors and Officers.

Limitation on Liability of Directors

         Pursuant to authority conferred by Section 102 of the Delaware General Corporation Law (the "DGCL"), Paragraph 11 of our certificate of incorporation (the "Certificate") eliminates the personal liability of directors to us or our stockholders for monetary damages for breach of fiduciary duty, including, without limitation, directors serving on committees of our board of directors. Directors remain liable for (1) any breach of the duty of loyalty to us or our stockholders, (2) any act or omission not in good faith or which involves intentional misconduct or a knowing violation of law, (3) any violation of
Section 174 of the DGCL, which proscribes the payment of dividends and stock purchases or redemptions under certain circumstances, and (4) any transaction from which directors derive an improper personal benefit.


Indemnification and Insurance

         In accordance with Section 145 of the DGCL, which provides for the indemnification of directors, officers and employees under certain circumstances, Paragraph 11 of the Certificate grants our directors and officers a right to indemnification for all expenses, liabilities and losses relating to civil, criminal, administrative or investigative proceedings to which they are a party (1) by reason of the fact that they are or were our directors or officers or (2) by reason of the fact that, while they are or were our directors or officers, they are or were serving at our request as directors or officers of another corporation, partnership, joint venture, trust or enterprise.

         Paragraph 11 of the Certificate further provides for the mandatory advancement of expenses incurred by officers and directors in defending such proceedings in advance of their final disposition upon delivery to us by the indemnitee of an undertaking to repay all amounts so advanced if it is ultimately determined that such indemnitee is not entitled to be indemnified under Paragraph 11. We may not indemnify or make advance payments to any person in connection with proceedings initiated against us by such person without the authorization of our board of directors.

         In addition, Paragraph 11 of the Certificate provides that directors and officers therein described shall be indemnified to the fullest extent permitted by Section 145 of the DGCL, or any successor provisions or amendments thereunder.

         In the event that any such successor provisions or amendments provide indemnification rights broader than permitted prior thereto, Paragraph 11 of the Certificate allows such broader indemnification rights to apply retroactively with respect to any predating alleged action or inaction and also allows the indemnification to continue after an indemnitee has ceased to be our director or officer and to inure to the benefit of the indemnitee's heirs, executors and administrators.

         Paragraph 11 of the Certificate further provides that the right to indemnification is not exclusive of any other right that any indemnitee may have or thereafter acquire under any statute, the Certificate, any agreement or vote of stockholders or disinterested directors or otherwise, and allows us to indemnify and advance expenses to any person whom the corporation has the power to indemnify under the DGCL or otherwise.

         Each of the form of underwriting agreement to be filed as Exhibits 1.1,
1.2 and 1.3 hereto will provide for the indemnification of the registrant, its controlling persons, its directors and certain of its officers by the underwriters against certain liabilities, including liabilities under the Securities Act.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors and officers and controlling persons pursuant to the foregoing provisions, we have been advised that in the opinion of the

SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         The Certificate authorizes us to purchase insurance for our directors and officers and persons who serve at our request as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or enterprise against any expense, liability or loss incurred in such capacity, whether or not we would have the power to indemnify such persons against such expense or liability under the DGCL. We intend to maintain insurance coverage of our officers and directors as well as insurance coverage to reimburse us for potential costs of our corporate indemnification of directors and officers.


Item 21.  Exhibits and Financial Statements Schedules.

         The exhibits to this registration statement are listed in the Exhibit Index to this registration statement, which Exhibit Index is hereby incorporated by reference.


Item 22.  Undertakings.

         We undertake that, for the purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         We undertake that:

                  1. For the purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by us pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                  2. For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned registrant hereby further undertakes:

                  (a)(1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

                           (i)      to include any prospectus required by
                                    Section 10(a)(3) of the Securities Act of
                                    1933;

                           (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; provided, however, that notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                           (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                           provided, however, that the undertakings set forth in clauses (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934 that are incorporated by reference in this registration statement;

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

                  (b) That, for the purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section 13(a) or 15(d) of the Securities and Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(a) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                  (c) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
                           Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

         The undersigned hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         The undersigned hereby undertakes to supply by means of a post-effective amendment all required information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective; provided, however that where the transaction in which the securities are being offered pursuant to the registration statement under the Securities Act of 1933 would itself qualify for an exemption from Section 5 of the Act, absent the existence of other similar (prior or subsequent) transactions, a prospectus supplement could be used to furnish the information necessary in connection with such transaction.

         The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305 (b) (2) of the Trust Indenture Act.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, we certify that we have reasonable grounds to believe that we meet all of the requirements for filing on Form S-4 and have duly caused this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in The City of New York, State of New York, on August 6, 2001.

                                      BE AEROSPACE, INC.


                                      By:    /s/      Amin J. Khoury
                                          --------------------------------------
                                          Amin J. Khoury, Chairman of the Board

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Amin J. Khoury and Thomas P. McCaffrey, and each of them singly, his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this registration statement and any and all amendments thereto, including post-effective amendments, and to file the same, with all exhibits thereto, any related registration filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all the said attorneys-in-fact and agents or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on August 6, 2001.

Signature                            Title
---------                            -----

     /s/ Amin J. Khoury              Chairman of the Board
----------------------------------
         Amin J. Khoury

     /s/ Robert J. Khoury            President, Chief Executive Officer
----------------------------------   (principal executive officer), and Director
         Robert J. Khoury

     /s/ Thomas P. McCaffrey         Corporate Senior Vice President of
----------------------------------   Administration and Chief Financial Officer
         Thomas P. McCaffrey         (principal financial and accounting
                                     officer) and Assistant Secretary

     /s/ Jim C. Cowart               Director
----------------------------------
         Jim C. Cowart

     /s/ Richard G. Hamermesh        Director
----------------------------------
         Richard G. Hamermesh

     /s/ Brian H. Rowe               Director
----------------------------------
         Brian H. Rowe

     /s/ Jonathan M. Schofield       Director
----------------------------------
         Jack M. Schofeld
                                  oEXHIBIT INDEX

  Exhibit
   Number      Description of Exhibit
   ------      ----------------------
     *1.2      Underwriting Agreement for Debt Securities.
     *1.3      Underwriting Agreement for Preferred Stock.
     *1.1      Underwriting Agreement for Common Stock.
      3.1      Amended and Restated Certificate of Incorporation (filed on Form
               S-1, as amended (File No.33-33689), filed on March 7, 1990 and incorporated herein by reference).
      3.2      Certificate of Amendment of the Restated Certificate of
               Incorporation (filed as an exhibit to our registration
               statement on Form S-1 (File No. 33-54146) on November 3, 1992
               and incorporated herein by reference).
      3.3      Certificate of Amendment to Certificate of Incorporation of BE
               Aerospace, Inc. (filed as an exhibit to our registration
               statement on Form S-3 (File No. 333-60209) filed on July 30, 1998 and incorporated herein by reference).
      3.4      Amended and Restated By-Laws of BE Aerospace, Inc. (filed as an exhibit to our current report on Form 8-K filed on November 18,
               1998 and incorporated herein by reference).
      4.1      Rights Agreement dated November 12, 1998 (the "Rights
               Agreement") between our company and Bank Boston, N.A. as Rights
               Agent (filed as an Exhibit to our current report on Form 8-K filed November 18, 1998 and incorporated herein by reference).
    ++4.6      Form of indenture for subordinated debt.
     *4.8      Certificate of Designation relating to preferred stock.
     +5.1      Opinion of Shearman & Sterling.
    +23.1      Consent of Shearman & Sterling (included in Exhibit 5.1).
    +23.3      Consent of Deloitte & Touche, LLP, as independent accountants for
               BE Aerospace, Inc.
    +24.1      Powers of Attorney (included on signature page).
   ++25.1      Form T-1 Statement of Eligibility of the Subordinated Indenture
               Trustee.
---------------
* Executed versions of these documents will, if applicable, be filed by Current Report on Form 8-K after the issuance of the securities to which they relate.
+    Filed herewith.
++   To be filed by amendment.